Exhibit 10.1

Ford Land Company, LLC * 3000 Sand Hill Road* Building 1 Suite 120* Menlo Park, CA 94025

LEASE

1.	Hiring: Lessor leases to lessee and lessee hires from lessor, on the terms and conditions set forth herein, the premises described in the following SCHEDULE:

A.	DESCRIPTION OF PREMISES: Approximately 1,080 square feet of gross floor area known as Suite 120, Building 2, 3000 Sand Hill Road, Menlo Park, California 94025.

B.	TERM: Twenty-four (24) months commencing February 1, 2003 and ending at 5:00 P.M. on January 31, 2005.

C.	RENT: Commencing on each of the dates indicated, the monthly rent shall be as follows:

DATE	MONTHLY RENT
February 1, 2003	$7,020
February 1, 2004	7,160

Rent shall be payable in monthly installments in advance on the first day of each month during the term. Unless otherwise instructed by lessor, Lessee shall pay rent to Lessor care of Ford Land Company, LLC, 3000 Sand Hill Road, Building 1, Suite 120, Menlo Park, California 94025. All monetary obligations of Lessee to Lessor under the terms of this lease (except the deposit) are deemed to be rent.

D.	DEPOSIT: $7,020, due and payable upon execution of this lease.

E.	USE OF PREMISES: General, executive, professional or financial services office use of the type generally found in first-class office buildings, but no medical related issues. Any material change in the use of the Premises to include activities not currently conducted by Tenant as part of its venture capital/investment business, and which may reasonably be expected to materially increase parking needs or otherwise impose materially greater burdens on the Project shall require the prior written approval of Landlord in Landlord’s sole discretion.

F.	SERVICES TO BE PROVIDED BY LESSOR: All normal office building services during regular business hours Monday through Friday (except recognized holidays) including utilities, janitorial services and heating, ventilating and air conditioning, but not including electricity for large computers, electric space heaters or other special equipment including, but not limited to, supplemental HVAC and security monitoring. Lessor shall at all times maintain the premises, building systems and all exterior areas in good condition.

G.	REMOVAL OF PROPERTY: At any time lessee may, and prior to the end on the lease term Lessee shall, remove form the premises furniture, equipment, and other personal property installed by Lessee or at Lessee’s expense. Lessee shall not remove any fixtures or leasehold improvements without Lessor’s prior written consent, except the following: NONE

Upon Lessor’s written request, Lessee shall remove all the following fixtures and leasehold improvements: NONE.

Lessee shall repair any damage to the premises caused by the removal of any property, and shall restore the premises to its condition at he commencement of the term, less reasonable wear and tear. All of such removal and restoration shall be accomplish at Lessee’s expense prior to the end of the lease term.

H.	LEESEE’S INSURANCE: Bodily Injury and Property Damage Liability: $2,000,000 combined single limit each occurrence.

I.	TAXES: Lessor shall pay all real property taxes upon the leased premises except for any tax increases set forth in Paragraph 32.

J.	PARKING: Not to exceed four (4) unmarked surface spaces on a non-exclusive basis, located in the parking area north of (behind) Building 2.

K.	BROKER: Ford Land Company, LLC.

L.	CONDITION OF PREMISES: Lessor, at its expense and prior to Lessee’s occupancy, shall install building standard carpet and paint (to be chosen by Lessee) throughout the premises.

2.	TERM AND RENT: The term of this lease and the rent which lessee agrees to pay to Lessor are specified in the Schedule. Lessee to pay the rent to Lessor in lawful money of the United States of America, without deduction or offset. Rent for partial months shall be prorated.

3.	DEPOSIT: Upon the execution of this lease, Lessee will pay to Lessor as a security the sum specified as “Deposit” in the Schedule. If Lessee shall pay all rent and observe and perform all of the terms, covenants, and conditions of this lease during the term and all extensions and renewals thereof, Lessor will repay the deposit to the Lessee’s assignee or sublessee, without interest, within three (3) days after Lessee vacates the premises. Lessor shall not be required to keep the deposit separate from Lessor’s general accounts. If Lessee defaults in the payment of rent, damages the premises, fails to leave the premises clean or in the condition referred to in Paragraph 1G and Paragraph 7 upon termination of the tenancy, or defaults in any of the other terms, covenants, or conditions of this Lease, Lessor may use or apply so much of the security deposit as is reasonably necessary to remedy such default. Lessee agrees to restore the security deposit to the full original amount immediately upon receipt of demand from Lessor therefore.

4.	POSSESSION: If Lessor in unable to deliver possession of the premises at the commencement of the tern for any reason whatsoever, this Lease shall not be void or voidable for a period of forty-five (45) days thereafter, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom, but the rent shall abate until Lessor delivers possession of the premises to Lessee. If Lessor is unable to deliver possession of the premises to Lessee within forty-five (45) days after the commencement date, this Lease may be terminated by either Lessor or Lessee by written notice to the other at any time thereafter prior to the date possession is delivered to Lessee.

5.	USE: The premises shall be used for the purpose specified in Paragraph 1E, and for no other purpose without the prior written consent of Lessor. Lessee shall occupy the premises for its intended use once the premises are reasonably ready for occupancy. No abandonment of the premises for any period of time is permitted unless specifically requested in writing by lessee, and written approval from Lessor is received.

6.	ABANDONMENT: Lessee will not vacate, abandon, or surrender the premises during the term, and if Lessee does, or is dispossessed by process of law, or otherwise, any personal property belonging to Lessee left on the premises shall be deemed to be abandoned at the option of Lessor.

7.	CONDITION OF PREMISES: Lessee’s taking possession of the premises and occupying the same for thirty (30) days without giving written notice to Lessor within said period of any defect in the premises shall be conclusive evidence as against Lessee that the premises were in good order and satisfactory condition when Lessee took possession. No promise to alter, remodel, or improve the premises or the building and no representation respecting the condition of the premises or the building have been made by Lessor to Lessee, unless the same is set forth in the Schedule. Lessee waives all right to make repairs at the expense of Lessor, or to deduct the cost thereof from the rent, and upon the expiration or sooner termination of this Lease by lapse of time or otherwise, Lessee shall surrender the premises in as clean and good a condition as when Lessee took possession, ordinary wear or loss by fire or other natural force excepted, failing which Lessor may restore the premises to such condition and Lessee shall pay the cost thereof to Lessor upon demand.

8.	ALTERATIONS AND REPAIRS: Lessee shall not make or permit to be made any alterations, additions, improvements, or changes in the premises (specifically including, but not limited to Lessee’s telecommunication, data equipment and related cabling, electrical or low voltage or otherwise and/or any related HVAC to the extent attached or connected to the building) without the prior written consent of Lessor, which consent Lessor shall not unreasonably withhold, provided that Lessor may make such consent subject to reasonable conditions, including, without limitation, the condition that prior to the expiration of the lease term Lessee shall remove any such alterations and restore the premises to its condition prior to such alterations at Lessee’s expense. Subject to the services to be rendered by Lessor as set forth in the Schedule, Lessee shall, at Lessee’s own expense, keep the premises in good order, condition, and repair during the term, including the replacement of all broken glass with glass of the same size and quality under the supervision and with the approval of Lessor. If Lessee does not make repairs promptly and adequately, Lessor may, but need not, make repairs, and Lessee shall pay promptly the reasonable cost thereof. At any time or times, Lessor, either voluntarily or pursuant to governmental requirement, may, at Lessor’s own expense, make repairs, alterations, or improvements in or to the building or any part thereof, including the premises, and , during such operations Lessor may close entrances, doors, corridors, elevators, or other facilities, all without any liability to Lessee or deduction or rent by reason of interference, inconvenience, or annoyance; provided that Lessee shall have access to the premises sufficient for conduct of Lessee’s business. Lessor shall not be liable to Lessee for any expense, injury, loss or damage resulting from work done in or upon, or the use of, any adjacent or nearby building, land, street, or alley, provided that Lessor makes a reasonable effort to minimize the disruption to Lessee’s business. In the event Lessee requests that repairs, alterations, decorating, or other work in the premises be made during periods other than ordinary business hours, Lessee shall pay Lessor for overtime and other additional expenses incurred because of such request. In the event Lessee desires new Tenant improvements or alterations of any kind, absent agreement to the contrary, Lessee shall pay all costs thereof, including a construction management fee to Lessor which will be a percentage of the total cost of the alteration or improvement. Such fee will be determined on final review and approval by Lessor of Lessee’s alteration/improvement plan and will not exceed the commercially reasonable rate for such construction management by a Lessor in the Sand Hill Road corridor.

9.	LIENS: Lessee agrees to keep the premises and the property on which the premises are located free from any liens arising out of any work performed, material furnished, or obligations incurred by Lessee.

10.	INDEMNIFICATION: Lessee waives all claims against Lessor for loss or damage to property, or to lessee’s, or to lessee’s furniture, fixtures, and equipment, in, upon, or about the premises, and for injury to persons in, upon, or about the premises, from any cause arising at any time, except as may be caused by the intentional conduct of Lessor. Lessee shall indemnify Lessor against any claims, demands and against liability for any damage or injury to any person or property arising from the use of the premises by Lessee or from the failure of Lessee to keep the premises in good condition as herein provided. Lessor shall not be liable for any damage or liability resulting from any act or negligence of any cotenant or other occupant of the same building, or by any owner or occupant of adjoining or contiguous property, or for overflow, breakage, or leakage or water, steam, gas, or electricity from pipes, or otherwise. Lessee will pay for all damage to the building and to the tenants and occupants thereof caused by the misuse or neglect of the premise by Lessee or its invitees. Lessee shall immediately defend Lessor at Lessee’s expense with counsel reasonably acceptable to Lessor against any claims, demands, or liability for which Lessee has indemnified Lessor pursuant to this lease without the requirement that Lessee shall first be determined to be liable for such claim or demand and without the requirement that either Lessor or Lessee shall have first paid any amount whatsoever on account of any such claim or demand.

11.	INSURANCE: Lessee at Lessee’s expense shall provide and keep in force during the term of this lease and for the benefit of Lessor and Lessee a commercial general liability insurance policy with recognizing casualty insurance company(ies) qualified to do business in California, protecting Lessor and Lessee against any and all liability occasioned by any occurrence in an amount not less than that specified in the Schedule. Such insurance shall be primary and non-contributing as respects any insurance carries by Lessor. Lessee shall furnish certificates of insurance to Lessor naming Lessor and Ford Land Company, LLC as Additional Insured. Evidence of coverage shall provide that the insurer shall give thirty (30) days prior written notice to Lessor of cancellation or non-renewal or non-payment of premium. Lessee shall also maintain in effect at Lessee’s expense during the lease term a policy or policies of fire and property damage insurance in “all risk” form with sprinkler leakage endorsement insuring the furniture, furnishings, trade fixtures, equipment, other personal property, and leasehold interior improvements within the premises for the full replacement value thereof. The proceeds from any such policies shall be used for the repair, replacement, or restoration of such items so insured. Lessor shall during the term carry fire and extended coverage insurance insuring Lessor’s interest in the premise in such amounts and covering such perils as Lessor shall determine, but Lessor shall have no obligation to insure against loss by Lessee to Lessee’s leasehold improvements, fixtures, furniture, equipment, or other personal property in or about the premises occurring from any cause whatsoever and Lessee shall have no interest in the proceeds of any insurance carried by Lessor.

If Lessor’s insurance rates for the premises are increased at any time during the term as a result of the nature of Lessee’s use and occupancy of the premises, Lessee agrees to reimburse Lessor for full amount of such increase immediately upon receipt of demand from Lessor therefore. Such increase shall be prorated as of the expiration of the term, if applicable.

12.	SUBROGATION: Lessor and Lessee hereby waive all rights of subrogation which their respective insurers might have under all policies of insurance now existing or hereafter purchased during the term by either Lessor or Lessee, insuring or covering the premises or any portion thereof, or Lessee’s leasehold improvements, furniture, fixtures, equipment, personal property, business located on the premises.

13.	TAXES: Lessee will pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed, or imposed and which become payable during the term and hereof upon Lessee’s fixture, equipment, and personal property installed or located in the premises.

Lessee shall be considered the owner during the term of any leasehold improvements installed at Lessee’s expense, and any such leasehold improvements may be assessed to Lessee for property tax purposes. Except as otherwise provided in the Schedule, leasehold improvements may be assessed to Lessee for property tax purposes. Except as otherwise provided in the Schedule, Lessee shall not remove from the premises any leasehold improvements installed by Lessee without Lessor’s prior written consent, and the ownership of any such leasehold improvements shall revert to Lessor upon the expiration or sooner termination of this lease.

14.	SERVICES: So long as Lessee is not in default hereunder, Lessor will furnish the premises with such services as are specified in the Schedule, and Lessee will pay for all other services supplied to the premises. Lessor shall not be liable to Lessee or to any other party for any claim, injury, damage, rebate, or charge of any kind whatsoever which may arise or accrue in case of the interruption of the supply of water, heat, electricity, elevator service, air conditioning, gas, compressed air, or refrigeration caused by conditions beyond Lessor’s control, or by accident, failure of power supply, repairs, strikes, fire, flood, act of God, or on account of any defect of the building or the premises, nor shall any such interruption be grounds for termination of this Lease provided Lessor exercises reasonable diligence to remedy such interruption.

15.	PARKING: Lessee shall have the non-exclusive right to use the number of unmarked spaces specified in Paragraph 1J. Lessee agrees that vehicles of Lessee or its employees shall not park in driveways or occupy parking spaces or other areas reserved for any uses such as by visitors, delivery, loading, or other tenants.

16.	DESTRUCTION: If a partial destruction of the building or appurtenances occurs during the term from a cause which is insured under Lessor’s fire and extended coverage insurance, and Lessor receives adequate insurance proceeds to do so, Lessor shall forthwith repair the same, provided that such repairs can be made within ninety (90) days under the laws and regulations of the state, county, federal, or municipal authorities. Such partial destruction shall not annul or void this Lease, except that Lessee shall be entitled to proportionate reduction of rent while such repairs are being made, such proportionate reduction to be based upon the extent to which that making of such repairs interferes with the business carried on by Lessee in the premises.

If the partial destruction is caused by a casualty which is not insured under Lessor’s fire and extended covered insurance, or if the proceeds received by Lessor are inadequate to make such repairs, or if such repairs cannot be made within ninety (90) days, either Lessor or Lessee may terminate this Lease by giving written notice to the other party within thirty (30) days after the casualty occurs. If this Lease is not terminated, Lessor shall make such repairs within a reasonable time and this Lease shall continue in full force and effect and the rent shall be proportionately reduced while the repairs are being made.

If the building in which the premises are located is destroyed to the extent of 33-1/3% or more of the then current replacement cost thereof, Lessor may elect to terminate this Lease by giving written notice of termination to Lessee within (30) days after casualty occurs, regardless of whether the premises are damaged, whether the partial destruction is caused by a casualty which is covered by insurance, whether the insurance proceeds received by Lessor are adequate, or whether the repairs can be made within ninety (90) days. A total destruction of the building in which the premises are located shall terminate this Lease. In respect to any partial destruction which Lessor is obligated to repair or may elect to repair under the terms of this Paragraph 16 and which can be made within ninety (90) days, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by Lessee.

In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 16, rent and Lessee’s portion of any property tax increase shall be apportioned on a per diem basis and shall be paid to the date of the casualty. In no event shall Lessor be liable to Lessee for any damages resulting to Lessee from the happening of such casualty or from the repairing or reconstruction of the premises or of the building, or from the termination of this Lease as herein provided, nor shall Lessee be relieved thereby or in any such event from Lessee’s obligations hereunder except to the extent and upon the conditions expressly stated in this Paragraph 16.

Notwithstanding anything in this Lease to the contrary, in the event of a casualty Lessor shall not be obligated to restore or replace any of Lessee’s furniture, furnishings, trade fixtures, equipment, or other personal property (“Lessee’s property”), and Lessor’s obligation to rebuild or restore shall be limited to the building and interior improvements as they existed prior to the commencement date and prior to any interior leasehold improvements, alterations, or additions made by Lessee to the premises at Lessee’s expense (“Lessee’s improvements”). Lessee shall promptly replace or fully repair and restore at Lessee’s sole cost and expense Lessee’s property and Lessee’s improvements provided that this Lease is not terminated pursuant to the provisions of this Paragraph 16.

17.	ASSIGNMENT AND SUBLETTING: lessee shall, by written notice, advise Lessor of Lessee’s desire effective as of a stated date (which shall not be less than ninety (90) days nor more than one hundred fifty (150) days after the date of Lessee’s notice) to assign this Lease or to sublet the premises or any portion thereof for any part of the term hereof. Lessor shall have the right, to be exercised by giving written notice to Lessee within ten (10) business days after receipt of Lessee’s notice, to terminate this Lease as to the portion of the premises described in Lessee’s notice, effective as of the date stated in Lessee’s notice. If the Lease terminates pursuant to the foregoing with respect to less than all of the premises, the rent shall be adjusted on a equitable basis and this Lease as so amended shall continue thereafter in full force and effect with respect to the portion of the premises as to which this Lease is not terminated. If Lessor does not exercise its option to terminate, then the following provisions shall apply.

Lessee shall not assign this Lease, or any interest herein, and shall not sublet the premises or any part thereof, or any right or privilege appurtenant thereof, or suffer any other person (the agents and employees of Lessee excepted) to occupy or use the premises, or any portion thereof, without the prior written consent of Lessor, and a consent to one assignment, subletting, occupation, or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation, or use by any other person. Any such assignment or subletting without such consent shall be void, and shall, at the option of Lessor, terminate this Lease. Any transfer or assignment of this Lease by operation of law without the written consent of Lessor shall make this Lease voidable at the option of Lessor.

If Lessor does not exercise Lessor’s right to terminate this Lease pursuant to the foregoing provisions, and provided that no default by Lessee remains uncured, Lessor will not unreasonably withhold its consent to an assignment or subletting by Lessee, provided that (a) the assignee or sublessee is financially responsible and proposed to use the premises for the same purpose specified in the Schedule or for a purpose which is permitted by applicable zoning ordinances and regulations; (b) the proposed use is not injurious to the premises and will not disturb other tenants of Lessor in the building or immediate vicinity; (c) the assignee or sublessee executes and delivers to Lessor a written assumption of this Lease in form acceptable to Lessor; (d) Lessee shall remain liable hereunder in the case of any sublease; and (e) Lessee shall not be released from liability hereunder in the case of an assignment of this Lease, unless Lessor, in Lessor’s sole discretion, consents in writing to the release of Lessee.

Every assignment of sublease shall recite that it is and shall be subject and subordinate to the provisions of this Lease, and the termination of this Lease shall constitute a termination of every such assignment or sublease.

All rent or other consideration payable to or received by Lessee from any such sublessee or assignee in excess of rent due hereunder (or the amount thereof proportionate to the sublease, if applicable) shall be paid to Lessor as additional rent under this Lease, without any deduction whatsoever.

18.	EMINENT DOMAIN: If the whole or any substantial part of the building or appurtenant real property shall be taken or condemned by any competent authority for any public use or purpose, the term of this Lease shall end upon, and not before, the date when the possession of the part so taken shall be required for such use or purpose. Rent shall be apportioned as of the date of such termination. Lessee shall be entitled to receive any damages awarded by the court for leasehold improvements installed at Lessee’s expense. The entire balance of the award shall be the property of Lessor.

19.	SUBORDINATION: The rights of Lessee under this Lease shall be and they are subject and subordinate at all times to the lien of any mortgage or deed of trust or hereafter in force against the property, and to all advances made or hereafter to be made upon the security thereof, and Lessee shall execute such further instruments subordinating this lease to the lien of any such encumbrance, as shall be requested by Lessor, provided the holder of such encumbrances agrees to recognize Lessee’s interest hereunder if Lessee is not then in default. Lessee hereby irrevocably appoints Lessor as attorney in fact for Lessee with full power and authority to execute and deliver in the name of Lessee any such instrument.

If any mortgage or beneficiary elects to have this lease superior to its mortgage or deed of trust and gives notice of such fact to Lessee, then this Lease shall be deemed superior to the lien of any such encumbrances, whether this Lease or a memorandum thereof is dated or recorded before or after said encumbrance.

20.	SIGNS: Lessee shall not place any signs, lettering, marks, photographs, or any other material whatsoever, on the interior or exterior of the door, windows, hallways, or any other places, in, or about the premises, the building, or its appurtenances, without Lessor’s prior written approval of the size, style, design, color, material, manner of applying or fastening, and location thereof.

21.	REMEDIES: If Lessee fails to make any payment of any sum due under this lease for ten (10) days after written notice from Lessor, or if Lessee breaches any other term of this Lease (including Lessee’s compliance with Paragraph 1E, 1J, 5 and 15 [USE and PARKING]) for twenty (20) days after written notice from Lessor, or if Lessee’s interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease), then, in any of such events, Lessor may, at its option, elect the remedies specified in either subparagraph (a) or (b) below:

(a) Lessor may terminate Lessee’s right to possession and repossess the premises and remove all persons and property therefrom. If Lessor terminates Lessee’s right to possession and repossesses the premises because of a breach of this Lease, this Lease shall terminate and Lessor may recover from Lessee:

(1) The worth at the time of award of the unpaid rent which had been earned at the time of termination including interest at an annual rate equal to the Lessor of (a) the discount rate of the Federal Reserve Bank of San Francisco as of the date of this Lease, plus 5%; or (b) the maximum lawful rate of interest as of the date of the breach;

(2) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided including interest at a rate as set forth above in subparagraph 1.

(3) the worth at the time of award of the month by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided; and

(4) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessor’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(b) If Lessor does not terminate Lessee’s right to possession and repossess the premises, then this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession and Lessor may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Lessee hereunder. For the purpose of this Paragraph 21, the following do not constitute a termination of Lessee’s right to possession:

(1)	Acts of maintenance or preservation by Lessor or efforts to relate the premises; or

(2)	The appointment of a receiver by Lessor to protect Lessor’s interests under this Lease.

Subject to the conditions contained in Paragraph 17 of this Lease, Lessor shall not unreasonably withhold consent to an assignment by Lessee of his interest in this Lease or to a subletting of the premises, or both.

22.	REMOVAL OR PROPERTY: Lessee hereby irrevocably grants to Lessor the right to enter upon the premises, in the event of default by Lessee in the payment of rent, or in the performance of any term, covenant, or condition herein contained to be kept or performed by Lessee, and to remove any and all furniture and personal property whatsoever situated upon the premises, and to place such property in storage for the account of and at the expense of Lessee. In the event that Lessee shall not pay the cost of storing any such property after the property has been stored for a period of ninety (90) days or more, Lessor may sell any or all such property, at public or private sale, in such manner and at such times and places as may be commercially reasonable. Lessor shall apply the proceeds of such sale first to the cost and expenses of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the cost of storing any such property, third, to payment of any other amount which may then or thereafter be due to Lessor from Lessee under any of the terms hereof; and, fourth, the balance, if any, to Lessee.

23. SURRENDER: The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, (i) terminate all or any existing subleases or subtenancies, or (ii) operate as an assignment to Lessor of any or all such subleases or subtenancies.

24. TRANSFER OF SECURITY: Lessor may transfer or deliver any security any security given by Lessee to secure to faithful performance of this Lease to the purchaser or successor of Lessor’s interest in the premises, and upon, and giving Lessee written notice thereof Lessor shall be discharged from any further liability for such security.

25. WAIVER: The waiver by Lessor or Lessee of any breach of any term, covenant, or condition of this lease shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same or any other term, covenant, or condition of this lease. The subsequent acceptance of rent by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant, or condition of this Lease, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time acceptance of such rent.

26.	HOLDING OVER: Lessee shall vacate the premises and deliver the same to Lessor upon the expiration or sooner termination of this Lease. In the event of holding over by Lessee after the expiration or termination of this Lease, such hold over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, except that in the event Lessee is holding over without the prior written consent of Lessor, and only in such event, Lessee shall pay Lessor as monthly rent during such holdover an amount equal to one hundred fifty percent (150%) of the monthly rent in effect at the expiration of the term and Lessee shall be liable to Lessor for all costs, expenses, and consequential damages incurred by Lessor as a result of such holdover. The rental payable during such holdover period shall be payable to Lessor on demand.

27.	ATTORNEY’S FEES: If any action at law or in equity shall be brought any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the terms, covenants, agreements, or conditions of this Lease, or for the recovery of the possessions of the premises, the prevailing party shall be entitled to recover from the other party as a part of the prevailing party’s costs a reasonable attorney’s fee, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

28.	NOTICES: All notices to be given to Lessee may be given in writing personally or by depositing the same in the United states mail, postage prepaid, and addressed to Lessee at the premises, whether or not Lessee has departed from, abandoned, or vacated the premises. Notice to Lessor may be given in writing personally or by depositing the same in the U.S. mail, postage prepaid, and addressed to Lessor at the address to which the rent is paid.

29.	COMMISSION: Lessee warrants that Lessee has not had any dealings with any broker, agent, or finder other than as specified in the Schedule hereto, in connection with negotiating or securing this lease. Lessee agrees to indemnify Lessor against any claim, demand, or liability by or to any broker, agent, or finder, other than as specified in the Schedule.

30.	GENERAL PROVISIONS: This Lease contains all of the terms, covenants, and conditions agreed to by Lessor and Lessee and it may not be modified orally in any manner other than by an agreement in writing signed by all of the parties to this Lease or their respective successors in interest.

Each term and each provision of this Lease performable by Lessee shall be construed to be both a covenant and a condition.

The covenants and conditions hereof, subject to the provisions as to subletting and assignment, shall apply to bind the heirs, successors, executors, administrators, subleases, and assigns of their parties.

All persons who have signed this Lease shall be jointly and severally liable hereunder.

When the context of this Lease requires, the masculine gender includes the feminine, a corporation, or a partnership, and the singular number includes the plural.

The captions of this Lease are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

This Lease shall be governed by and construed in accordance with the laws of the State of California.

Time is of the essence as to all of the provisions of this Lease.

31. RULES: The following rules are regulations relating to the safety, care and cleanliness of the premises and the preservation of good order thereon, are hereby expressly made a part hereof, and Lessee agrees to obey all such rules and regulations.

A. PEACEFUL ENJOYMENT: Lessee, its employees, and visitors shall not interfere with the peaceful enjoyment of the premises by other lessees, if any, or those having business with them. Lessee shall not permit the placing of litter in or upon the building and grounds and shall not permit any animals, bicycle, motorcycle, or vehicle to be brought into or kept in the building.

B. MOVING HEAVY OBJECTS: Lessee shall be responsible to repair any damage occasioned by the moving of freight, furniture, or other objects into, within, or out of the building. No heavy objects of any nature shall be placed upon any floor without Lessor’s prior written approval as to the adequacy of the allowable floor loading at the point where the objects are intended to be moved or stored. Lessor may specify the time of moving to minimize inconvenience to other Lessees, if any.

C.	OBSTRUCTIONS, WASTE, MARKINGS: No drapes or sunscreens of any nature shall be installed without Lessor’s prior written approval. The sash doors, sashes, windows, glass door, lights, and skylights that reflect or admit light into the building shall not be covered or obstructed. The toilets and urinals shall not be used for any purpose other than those for which they were constructed, and no rubbish, newspapers or other substances of any kind shall be thrown into them. Waste and excessive or unusual use of water shall not be allowed. Lessee shall not mark, drive nails, screw or drill into, paint, nor in any way deface any surface or part of the building except that Lessee may hang pictures, blackboards, or similar objects, providing that prior to end of the term Lessee shall restore the premises to its condition at the commencement of the terms, less reasonable wear and tear. The expense of repairing any breakage, stoppage, or damage resulting from a violation of this rule shall be borne by the Lessee who has caused such breakage, stoppage or damage.

D. LOCKS: No additional lock or locks shall be placed by Lessee on any door unless written consent of Lessor shall first have been obtained. All keys shall be surrendered to Lessor upon termination or expiration of the lease term.

E. JANITORIAL SERVICE: If Lessor supplies janitorial service, Lessee shall not, without Lessor’s prior consent, employ any person or persons, other than the janitor of Lessor, for the purposes of cleaning the leased premises. Lessor shall not be responsible for the loss of property from the leased premises, however occurring, or for any damages to any Lessee occasioned by any of Lessor’s employees or subcontractors or by any other person.

F. OUTSIDE STORAGE: No material, supplies, equipment, finished products, or semifinished products, raw materials, or articles of any nature shall be stored upon or permitted to remain on any portion of the leased premises outside of the building constructed thereon, except with the prior written consent of the Lessor.

G. RISER MANAGEMENT: Lessee is required to receive approval from Lessor prior to an instillation, removal or modification of Lessee’s communication/telephone/computer equipment (including but not limited to voice mail, servers, UPS, etc.) by outside vendor hired by Lessee or Lessee’s personnel, to the extent such work occurs in or effects Lessee’s premises and the building electrical room, telephone closet or other such facilities within the project.

H. OTHER RULES: Lessor reserves the right to amend the foregoing rules and regulations and to make such other reasonable riles and regulations, including parking regulations, as in Lessor’s judgment may from time to time be necessary for the safety, cleanliness, and orderly operation of the leased premises. Lessee agrees to require Lessee’s employees to abide by all such rules and regulations, including parking regulations.

32. PROPERTY TAX INCREASE: Notwithstanding any language contained herein to the contrary, in the event that after the commencement date of this Lease the real property taxes on the leased premises are increased (1) as a result of action by the State Legislature, the State initiative process, or the State Courts, which amends the tax rate and/or the valuation for the purpose of levying property taxes, or (2) as a result of a reassessment following any transfer of ownership of the property of which the premises are a part, or following any transfer of an interest in Lessor, Lessee agrees to pay to Lessor, not less than ten (10) days prior to delinquency, Lessee’s pro rata share of any such tax increase (over and above the amount of property taxes that would have been paid without the occurrence of such event) from the effective date thereof through the balance of the lease term or any renewal period. Lessor agrees to furnish with appropriate documentation relating thereto.

33. CONFIDENTIALITY: Lessor and Lessee acknowledge that the terms and conditions of this Lease constitute confidential information of Lessor and Lessee. Neither party shall disseminate orally or in written form a copy of this Lease, lease proposal, drafts, or other documentation containing the terms, details or conditions contained herein to any third party without obtaining the prior written consent of the other party, except to the attorney’s accountants, or other authorized business representatives or agents of the parties, or except to the extent required to comply with applicable laws. Neither Lessor nor Lessee shall make any public announcement of the consummation of this Lease transaction without prior approval of the other party.

Executed as of February 1, 2003.

LESSOR:	LESSEE:
SHARON LAND COMPANY, LLC A California Limited Liability Company	WEST COAST RELATY INVESTORS

/s/ GARY E. WIMMER	/s/ ALLEN K . MEREDITH CEO
Gary E. Wimmer, Managing Member	Name Title